Exhibit 10.60

INDEMNIFICATION AGREEMENT

Agreement dated          ,           , between the Federal Home Loan Mortgage Corporation, a corporation organized and existing under the laws of the United States (the “Corporation”), and           , (the “Indemnitee”), a member of the Board of Directors of the Corporation.

WHEREAS, persons have become reluctant to serve publicly-held corporations as directors, or in other capacities, unless they are provided with additional protection from the risk of claims and actions against them arising out of their service to and activities on behalf of such corporations; and

WHEREAS, the current uncertainty as to the availability of adequate insurance and the uncertainties related to indemnification have increased the difficulty of attracting and retaining such persons; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that the inability to attract and retain such persons would be detrimental to the best interests of the Corporation’s stockholders and that such persons should be assured that they will have sufficient protection in the future; and

WHEREAS, the Corporation desires to obligate itself contractually to indemnify such persons in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and the Indemnitee hereby agree as follows:

Section 1. Definitions.

For purposes of this Agreement:

(a) “Change of Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “’34 Act”), if the Corporation were subject to such reporting requirement; provided a Change of Control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the ’34 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the ’34 Act) of securities of the Corporation representing 20% or more of the voting power of the Corporation’s then outstanding shares of voting common stock without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person’s attaining such percentage interest; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board elected by the stockholders in office immediately prior to such transaction or event constitute less than a majority of the members of the Board elected by the stockholders thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the members of the Board elected by the stockholders (including for this purpose any new director whose nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors elected by the stockholders then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the members of the Board elected by the stockholders. References to sections of the ’34 Act or to the rules or regulations promulgated thereunder shall be deemed to refer to any successor provisions or any other provisions with substantially the same import.

(b) “Corporate Status” means the status of a person who is or was a director, officer or employee of the Corporation or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of the Corporation.

(c) “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(d) “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend or investigating a Proceeding.

(e) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Corporation or the Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification pursuant to this Agreement. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights in this Agreement.

(f) “Proceeding” means any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal.

Section 2. Indemnification — Proceedings.

The Indemnitee shall be entitled to the rights of indemnification provided in this Agreement if, by reason of his Corporate Status, he is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, as follows:

2.1. Proceedings — General.  The Indemnitee shall be indemnified against all liabilities (including the obligation to pay a judgment (and interest thereon), settlement, penalty or fine, including any excise tax with respect to an employee benefit plan) and Expenses reasonably incurred or suffered by the Indemnitee or on his behalf in connection with any such Proceeding, except such liabilities or Expenses as are incurred because of the Indemnitee’s willful misconduct or knowing violation of the criminal law, or are incurred in connection with a Proceeding charging personal benefit to the Indemnitee, whether or not involving action in the

Indemnitee’s official capacity, to the extent the Indemnitee was adjudged liable on the basis that personal benefit was improperly received by the Indemnitee. The Indemnitee shall notify the Corporation in writing within thirty days after being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered by this Agreement.

2.2. Successful Defense of Proceedings.  Notwithstanding any other provision of this Agreement, to the extent the Indemnitee is, by reason of his Corporate Status, a party to, and is successful, on the merits or otherwise, in any Proceeding, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in the Proceeding, the Corporation shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For the purposes of this Section 2.2, and without limiting the generality of the foregoing, the termination of any claim, issue or matter in the Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2.3. Proceedings Initiated by the Indemnitee.  Except as provided in Section 6.1 of this Agreement, the Corporation shall indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee only if the Proceeding (or part thereof) was authorized by the Board.

2.4. Retention of Counsel in Proceedings.  The Indemnitee shall be entitled to select counsel to defend the Indemnitee in any threatened, pending or completed Proceeding, subject to the approval by a majority of the Disinterested Directors of the full Board, by a majority of the Disinterested Directors of a committee selected by the Board, by outside counsel representing the Corporation in the Proceeding or by the General Counsel of the Corporation, which approval may not be withheld unreasonably.

Section 3. Advancement of Expenses.

The Corporation shall advance all Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding for which the Indemnitee would be entitled to indemnification pursuant to the terms of Section 2.1 of this Agreement within twenty days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by or on behalf of the Indemnitee and shall include or be preceded by (a) a written statement by the Indemnitee of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct required for indemnification pursuant to the terms of Section 2.1 of this Agreement and (b) a written undertaking by or on behalf of the Indemnitee to repay any Expenses advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses.

Section 4.  Procedure for Determination of Entitlement to Indemnification.

4.1.  Written Requests.  To obtain indemnification under this Agreement in connection with any Proceeding, the Indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Corporation shall, promptly upon receipt of any such request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

4.2.  Determination of Entitlement; Authorization of Payments.  Upon written request by the Indemnitee for indemnification as provided in Section 4.1 of this Agreement, a determination with respect to the Indemnitee’s entitlement thereto shall be made, as follows:

(a) if there has not been a Change of Control of the Corporation, the full Board shall elect one of the following methods to determine whether the Indemnitee shall be entitled to indemnification under this Agreement (and directors who are not Disinterested Directors may participate in such election):

(i) by a majority vote of a quorum of the Board consisting of Disinterested Directors,

(ii) by a majority vote of a committee (consisting of two or more Disinterested Directors) selected by the Board,

(iii) by a written opinion of Independent Counsel, (A) selected by the Board or a committee in the manner prescribed by Subsections (a)(i) and (ii) of this Section 4.2 or (B) if a quorum of the Board cannot be obtained in the manner prescribed by Subsection (a)(i) of this Section 4.2 and a committee cannot be selected in the manner prescribed by Subsection (a)(ii) of this Section 4.2, selected by a majority vote of the full Board (and directors who are not Disinterested Directors may participate in such selection), a copy of which written opinion shall be delivered to the Indemnitee, or

(iv) by a majority vote of the stockholders of the Corporation, excluding any shares owned by or voted under the control of any director who is not a Disinterested Director; or,

(b) if there has been a Change of Control of the Corporation, Independent Counsel, selected in the manner provided in Subsection (a)(iii) of this Section 4.2, shall determine whether the Indemnitee shall be entitled to indemnification under this Agreement by written opinion, a copy of which shall be delivered to the Indemnitee, provided that, if the Indemnitee so requests, such determination shall be made by the

Board, in the manner provided in Subsection (a)(i) of this Section 4.2, or a committee selected by the Board, in the manner provided in Subsection (a)(ii) of this Section 4.2.

If it is determined that the Indemnitee is entitled to indemnification, then, absent an intentional misstatement by the Indemnitee of a material fact, or an intentional omission of a material fact necessary to make the Indemnitee’s request for indemnification (and all documentation and information supplied in connection therewith) not materially misleading, payment to the Indemnitee shall be made within ten days after such determination.

Notwithstanding anything to the contrary contained herein, in the event Independent Counsel shall have made a determination with respect to the Indemnitee’s entitlement to indemnification as provided in this Section 4.2, the authorization of the amount of liabilities and Expenses payable hereunder (i) shall be determined by the Board, in the manner provided in Subsection (a)(i) of this Section 4.2, or a committee selected by the Board, in the manner provided in Subsection (a)(ii) of this Section 4.2, or, (ii) if a quorum of the Board cannot be obtained under Subsection (a)(i) of this Section 4.2 and a committee cannot be selected under Subsection (a)(ii) of this Section 4.2, shall be determined by a majority vote of the full Board (and directors who are not Disinterested Directors may participate in such determination). The Indemnitee shall cooperate with the person, persons or entity making the determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses incurred by the Indemnitee in cooperating with the person, persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to the Indemnitee’s entitlement to indemnification), and the Corporation shall indemnify and hold the Indemnitee harmless from such costs or expenses.

4.3.  Selection of Independent Counsel.  The Corporation shall give written notice to the Indemnitee advising the Indemnitee of the identity of any Independent Counsel selected. The Indemnitee, within seven days after such written notice of selection shall have been given, may deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, either the Corporation or the Indemnitee may petition the United States District Court for the district within which the Corporation’s principal office is located or the court where the Proceeding in respect of which indemnification is sought by the Indemnitee is pending, if any, for resolution of the objection and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 4.2 of this Agreement. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with its actions pursuant to this Agreement, and the Corporation shall pay all reasonable fees and expenses incident to the procedures of this Section 4.3.

Section 5. Presumptions and Effect of Certain Proceedings.

5.1.  Presumptions as to Entitlement to Indemnification. If the person, persons or entity empowered or selected under Section 4.2 of this Agreement to determine whether the Indemnitee is entitled to indemnification shall not have made a determination within ninety days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made, and the Indemnitee shall be entitled to such indemnification, absent (a) an intentional misstatement by the Indemnitee of a material fact, or an intentional omission of a material fact necessary to make the Indemnitee’s request for indemnification (and all documentation and information supplied in connection therewith) not materially misleading or (b) prohibition of such indemnification under applicable law. Notwithstanding the foregoing, the provisions of this Section 5.1 set forth above shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 4.2 of this Agreement and if (A) within twenty days after receipt by the Corporation of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting to be held within eighty days after such determination is made at such meeting, or (B) a special meeting of stockholders is called within twenty days after such receipt for the purpose of making such determination, such meeting is held for such purpose within eighty days after having been so called and such determination is made at such meeting, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.2 of this Agreement.

5.2.  Effect of Certain Proceedings.  The termination of any Proceeding or of any claim, issue or matter therein, by settlement, judgment, order or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not meet the standard of conduct required for indemnification pursuant to the terms of Section 2.1 of this Agreement.

5.3.  Presumptions — Change of Control.  If a Change of Control shall have occurred, in making a determination with respect to entitlement to indemnification under this Agreement, the Board, committee or stockholders (but not Independent Counsel) making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement if the Indemnitee has submitted a request for indemnification in accordance with the terms of Section 4.1 of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

Section 6. Remedies of the Indemnitee.

6.1 Remedies.  In the event that (a) payment of indemnification is not made pursuant to Section 2.2 of this Agreement within ninety days after receipt by the Corporation of a written request therefor, (b) advancement of Expenses is not made pursuant to Section 3 of this Agreement within twenty days after receipt by the Corporation of a written request therefor, (c) a determination is made pursuant to Section 4 of this Agreement that the

Indemnitee is not entitled to indemnification under this Agreement, (d) a determination is not made pursuant to Section 4 of this Agreement with respect to the Indemnitee’s entitlement to indemnification within ninety days after receipt by the Corporation of a written request therefor (or such longer period of time as may be set forth for a determination by the stockholders or by Independent Counsel as set forth in Section 5.1 of this Agreement), or (e) payment of indemnification is not made within ten days after a determination has been made pursuant to Section 4 of this Agreement or deemed to have been made pursuant to Section 5 of this Agreement that the Indemnitee is entitled to indemnification, the Indemnitee shall be entitled to an adjudication in the United States District Court for the district within which the Corporation’s principal office is located or the court where the Proceeding in respect of which indemnification is sought by the Indemnitee is pending, if any, of his entitlement to such indemnification or advancement of Expenses. Alternatively, the Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one hundred eighty days following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 6.1. The Corporation shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration.

6.2.  Presumptions in Judicial or Arbitration Proceedings.  If a determination shall have been made pursuant to Section 4 of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to Section 6.1 of this Agreement shall be conducted in all respects as a de novo trial or arbitration on the merits, and the Indemnitee shall not be prejudiced by reason of the prior adverse determination.

6.3.  Corporation Bound by Determinations.  If a determination shall have been made pursuant to Section 4 of this Agreement or deemed to have been made pursuant to Section 5 of this Agreement that the Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to Section 6.1 of this Agreement, absent (a) an intentional misstatement by the Indemnitee of a material fact, or an intentional omission of a material fact necessary to make the Indemnitee’s request for indemnification (and all documentation and information supplied in connection therewith) not materially misleading in connection with the request for indemnification, or (b) prohibition of such indemnification under applicable law.

6.4.  Corporation Bound by Procedures and Presumptions.  The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to Section 6.1 of this Agreement that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Agreement.

6.5.  Indemnification if Indemnitee Prevails in Judicial or Arbitration Proceedings.  In the event the Indemnitee, pursuant to Section 6.1 of this Agreement, seeks a judicial adjudication, or an award in arbitration, of the Indemnitee’s rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the

Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the kinds described in the definition of Expenses) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if the Indemnitee prevails therein. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated.

Section 7. Non-Exclusivity; Insurance; Subrogation.

7.1.  Non-Exclusivity.  The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law (including the Corporation’s enabling legislation), the Bylaws of the Corporation, any agreement, vote of stockholders, resolution of directors, or otherwise.

7.2.  Insurance.  To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers or employees of the Corporation, or directors, officers, partners, trustees, employees or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer or employee under such policy or policies.

7.3.  Subrogation by the Corporation.  In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

7.4.  Limitation on Liability.  The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 8. Termination.

This Agreement shall be terminable by the Board upon sixty days prior written notice to the Indemnitee in the event the Board shall have determined it to be advisable for the Corporation to terminate all current indemnification agreements with directors. Such termination shall in no event affect the Indemnitee’s rights of indemnification provided in this Agreement for liabilities and Expenses in connection with Proceedings arising out of or relating to any action taken or omitted to be taken by the Indemnitee prior to the date this Agreement shall have been terminated in accordance with the terms of this Section 8.

Section 9. Notices.

All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given, if delivered by hand, or, if mailed by certified or registered mail with postage postpaid, on the third business day after the date on which it is so mailed:

If to the Indemnitee, to:

If to the Corporation to:

Executive Vice President,
General Counsel & Secretary
Federal Home Loan Mortgage Corporation
8200 Jones Branch Drive, MS 200
McLean, Virginia 22102

or to such other address as may have been furnished by one party to the other.

Section 10. Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the United States, provided that the law of the Commonwealth of Virginia shall serve as the federal rule of decision in all instances except where such law is inconsistent with the Corporation’s enabling legislation or its public purposes.

Section 11. Miscellaneous.

11.1.  Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and, to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

11.2 Modification and Waiver.  No modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver.

11.3 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Member, Board of Directors of
Federal Home Loan Mortgage Corporation

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:

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